Exhibit 5

                                McGuireWoods LLP
                           1345 Avenue of the Americas
                            New York, New York 10105

February 14, 2005




Steve Lazuka
Chief Executive Officer
InfoSearch Media, Inc.
4086 Del Rey Avenue
Marina Del Rey, CA 90292


Dear Mr. Lazuka,

      We are acting as counsel to InfoSearch Media, Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), the Registration Statement on Form SB-2 dated February 14, 2005 (the
"Registration  Statement")  relating  to the  offer  and  sale  pursuant  to the
Registration Statement, by the Selling Stockholders identified in the Registration Statement, of up to 19,682,105 shares of Common Stock, par value $0.001 per share of the Company, issuable in connection with the following:

      (i)   18,476,828   shares  of  Common  Stock  to  be  offered  by  selling
            stockholders; and

      (ii) 1,205,277 shares of Common Stock issuable upon exercise of Company options and warrants issued to the selling stockholders;

      This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-B promulgated under the Act. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Registration Statement.

      In reaching the opinion stated in this letter, we have reviewed originals or copies of the Registration Statement, the Certificate of Incorporation and the By-laws of the Company and such other documents as we have considered relevant. We have assumed that (i) all information contained in all documents reviewed by us is correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so and (vi) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

      Based upon the foregoing, it is our opinion that the shares of Common Stock (i) to be offered by selling stockholders and (ii) issuable upon exercise of the Company's options and warrants for such Common Stock, when issued in the manner described in the Registration Statement, will be authorized, validly issued, fully paid and nonassessable.

      The opinion expressed above is limited to matters governed by the laws of the State of Delaware. We express no opinion herein about the effect of federal or state securities laws or the laws of any other jurisdiction.

      We hereby consent to the use of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the heading "Legal Matters" therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

      This opinion letter speaks as of the date hereof. We disclaim any duty to advise you regarding any change subsequent to the date hereof in, or to otherwise communicate with you with respect to, the matters addressed herein.

                                            Very truly yours,


                                            /s/ McGuireWoods LLP